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                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 1


                             COASTAL PHYSICIAN GROUP
              Analyst Teleconference on Second Quarter 1996 Results
                                  August 8, 1996
                                  8:30 a.m. EDT




                   Thank you operator, and good morning.


         I've been advised that I should note that our com-

         ments on today's call may include forward-looking statements,

         which are inherently uncertain.  And I refer you to our 10-K and other SEC filings for a description of the factors that may affect our performance.


         Now, let me begin by saying that we are continuing to

         add the appropriate skill sets and experienced managers

         required to turn this business in a positive direction.  We are making good progress in implementing our Comprehensive Business

         Plan, which is designed to re-focus the company and concentrate on our core companies, restore our profitability, and enhance shareholder value.  But I'd be the first to tell you we still have a long way to go!


         We announced on July 9th that the Company intends to

         divest itself of non-strategic assets in order to maximize the benefits of operational improvements now underway in our core businesses.  We will focus primarily on our hospital-based con-

         tract services and billing businesses, where Coastal has held a market leadership position, has demonstrated expertise and can deliver added value for customers.  We believe this is a fran-

         chise worthy of protection which will benefit from the recogni-

         tion and steady realization of the synergies existing between the two businesses.


         Our investment bankers have begun to actively market

         the assets to be sold, including our clinical operations in

         Florida, Maryland, New Jersey and North Carolina, our Preferred

         Provider Organization in North Carolina, and our New York-based prepaid health services plan for Medicaid recipients.





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 2

         Our success will clearly be measured by near-term

         execution of both our divestiture and revitalization plans, and we have commitments from our managers and employees to do so.

         We continue to implement an internal plan to improve cash flow and profits to rebuild a solid foundation, and revitalize the core businesses in order to meet our short-term financial

         objectives and improve the likelihood of long-term share value enhancement.  We are confident that the turnaround is under way, and Steve Corman will provide details on our key indica-

         tors.


         We've identified meaningful metrics or indicators of

         our core businesses, and are driving our core businesses to show dramatic flow improvement as we move through the rest of

         1996 and into 1997, which should point to profitability and increased shareholder value.  For example, we measure the suc-

         cess of our hospital-based business in term of how voluntary and involuntary contract terminations and new business impact

         EBITDA and cash flow, not in terms of total number of contracts gained or lost.  More important is the profitability of each contract, and their contribution to total profits.


         Now I'd like to ask Steve Corman, our Chief Financial

         Officer, to review the financial and operating results.

         Steve...





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 3

         STEVE CORMAN:


         Thanks, Joe.  Good morning, everyone.  I'd like to

         review our second quarter results, provide detail on the losses booked in the quarter, and tell you where our core businesses stand today.


         Second quarter revenue was $146 million versus $211

         million last year, a 31 percent decline.  Excluding revenue in the first quarter of 1995 that related to the divested South

         Florida clinics, 1996 second quarter revenue was down 9.0%.

         This is due primarily to 1995 contact attrition in our

         hospital-based contract services business and lower net collec-

         tion rates per patient visit.


         The second quarter net loss was $24.8 million or

         $1.04 a share versus a net loss of $10.5 million or $.44 a share in the second quarter of 1995.


         [Steve- provide breakdown of items -- operating ver-

         sus non-cash items]


         We continue to analyze corporate overhead costs, and

         have developed a preliminary plan to decrease expenses as asset sales progress.  But, we must remember that, in the second quarter and going forward, we have bank fees and professional fees which continue to add up.


         Second quarter 1996 revenue in the hospital-based

         contract service business was $79.6 million, which was 20 per-

         cent lower than the same quarter in 1995 due to cancellations that occurred in the second half of last year.  And we also had lower collection and reimbursement rates from Medicare and

         Medicaid.





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 4

         As of July 31, we had terminated 34 unprofitable con-

         tracts, representing approximately $21 million in revenue which will improve EBITDA (earnings before interest taxes depreciation and amortization) by nearly $4 million per year.  A significant number of contracts operating at a loss have been renegotiated to provide Coastal with a reasonable profit margin.  We've had good success in developing new business in the first half of this year,

         adding more than $14 million in revenue with an aggregate EBITDA margin of approximately 14 percent -- a better margin than 1995 new business.


         Attrition improved in the first half of 1996 over the

         same period in 1995.  Specifically, approximately the same num-

         ber of clients either canceled us or took their ED services in-

         house during both periods, but we lost about $1 million less in

         EBITDA in 1996 over 1995 from those terminations.  That means the business lost in 1996 was less profitable from the attri-

         tion in 1995.


         Coastal contract physicians are expected to treat

         approximately more than three million patients in emergency departments during 1996.


         Coastal's government services and correctional

         healthcare business units represent about 8% of total revenue and continue to generate a profit.  Competitive pricing pat-

         terns have stabilized in this business and margins are improv-

         ing.  Our pipeline of business opportunities remains.  We are currently assessing these opportunities against established criteria, and we expect to get our competitive share of these contract bids.


         In the second quarter, our business management ser-

         vices division generated revenue of $11.2 million.  Contract terminations in our hospital-based business continued to impact our billing and collection business, since approximately 50% of the businesses revenue is generated from Coastal's emergency department staffing contracts.  Importantly, revenue from non-

         Coastal contracts has remained steady.





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 5

         Our systems conversion process to a single system

         will be completed by year-end, and we are taking appropriate measures to ensure a smooth, error free transition.  In addi-

         tion, through our accounts receivable management initiatives,

         we have accelerated the shift of our customers from paper to electronic claims submission, and expect to reduce backlog or days sales outstanding by further streamlining the claims fil-

         ing process.  For example, in the past two weeks we've released

         $4.8 million from the approximately $20 million worth of claims related to accounts placed on hold for review due to physician enrollment issues.


         We'll continue to see a positive impact just by mak-

         ing the claims filing process more efficient.  Over the next six months, increasing efficiencies between Coastal's hospital-

         based and billing divisions -- in concert with the completion of a systems conversion to improve process, throughput and productivity -- should result in increased cash collections and in a reduction in days sales outstanding.  Keep in mind that much of these issues are basic blocking and tackling, and as we work through this process, we expect to be able to have reli-

         able metrics comparisons by the end of the third quarter to further demonstrate our success.


         Even though it has been impacted by cancellations in

         our hospital-based division, this business unit provides bill-

         ing and accounts receivable management services to more than

         250 emergency departments and other clients in more than 20 states, and processes approximately 3.8 million patient claims per year.


         Now I'd like to turn to briefly review our two HMOs:


         Enrollment in Healthplan Southeast, our Tallahassee

         HMO, has increased almost 14% to 66,807 at August 1 from 58,600 members at year-end 1995, after a very good enrollment period in the first quarter.





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 6

         Med loss ratio dropped significantly in the second

         quarter to 84.8% compared to 92.5% in the first quarter and

         96.2% in the fourth quarter of 95.  Overhead is currently run-

         ning at about 10%, versus 12% at the end of March.


         We continue to make progress by renegotiating select-

         ed contracts and by implementing strong utilization review mech-

         anisms.  Our target for med loss ratio in the fourth quarter would be in the mid-80's, which is aggressive, but we believe we can achieve it with our continued work.


         Revenue for the second quarter was in the range of $22 mil-

         lion.


         At the end of 1995, Doctors Health Plan, our HMO in North Caro-

         lina, had 2,100 members.  Enrollment reached 7,260 at August 1.

         We anticipate cash flow break even to be in the neighborhood of

         20,000 members, which we project reaching during the first half of 1997.


         Doctors Health Plan received State DOI approval for

         statewide expansion a few months ago, and just recently

         received confirmation that they are approved to offer their health plan services to state and federal employees throughout

         North Carolina.  This management team has just done an excel-

         lent job of not just growing but thriving in the face of our corporate challenges.


         The new credit facility finalized in late May pro-

         vides Coastal with up to $40 million of additional borrowing availability, and the financial flexibility to successfully execute our plan of action.


         Joe ...





                                                COASTAL PHYSICIAN GROUP
                                         August 8, 1996 @ 8:30 a.m. EDT
                                                                 Page 7


         JOE PIEMONT:


         Thanks Steve...



         As we've discussed, each of our operating issues are

         being aggressively addressed through the implementation of our

         Comprehensive Business Plan.  It goes without saying that our recent financial performance is unacceptable -- unacceptable to me, unacceptable to our Board of Directors, and unacceptable to our shareholders.  We believe we have a solid game plan, and are very confident that we will be successful.


         Now I'd be happy to answer your questions ...